UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

In the Matter of

                                   AMENDMENT TO
NORTHEAST UTILITIES ("NU")         CERTIFICATE
                                   PURSUANT TO
                                   RULE 24
                                   UNDER THE PUBLIC
                                   UTILITY HOLDING COMPANY ACT
                                   of 1935

File No.  70-09535
(Public Utility Holding
Company Act of 1935)


     Pursuant to the requirements of Rule 24(a) of the Commission's regulations under the Public Utility Holding Company Act of 1935, and with reference to the transaction, as proposed in the Application/Declaration (the "Application") to the Commission on Form U-1 (File No. 70-9535), as amended, the Certificate pursuant to Rule 24 filed on April 9, 2002 is hereby amended to include the following exhibits.

Exhibits

A-3 -   Indenture between Northeast Utilities and The Bank of New
        York, as Trustee, dated as of April 1, 2002
A-4 - First Supplemental Indenture between Northeast Utilities and The Bank of New York, as Trustee, dated as of April 1, 2002

                             SIGNATURE

     Pursuant to the requirements of the Public Utility Holding
Company Act of 1935, Northeast Utilities has duly caused this Certificate to be signed on its behalf by the undersigned hereunto duly authorized.

                              Northeast Utilities


                              By:   /s/ Randy A. Shoop
                                    Name:  Randy A. Shoop
                                    Title:  Assistant Treasurer -
                                    Finance


Dated:  April 16, 2002.